Exhibit 99.1

Antero Resources Announces Resignation of Richard W. Connor from the Board of Directors

Denver, Colorado, January 29, 2019— Antero Resources Corporation (NYSE: AR) (“Antero Resources” or the “Company”) today announced that Richard W. Connor has resigned from the board of directors of Antero Resources (the “Board”) effective as of January 24, 2019 for personal reasons. The resignation was not the result of any disagreement with the Company or any of its affiliates on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Connor’s resignation from the Board and from his position as chairman of the Board’s audit committee, the size of the Board was reduced from ten members to nine members and Paul J. Korus, currently a member of the Board’s audit committee, was appointed as the chairman of the audit committee.

Paul M. Rady, Chairman and CEO of Antero Resources commented, “I would like to thank Rick for his contribution to Antero’s success through these past years.  Rick joined the Board prior to our initial public offering and has contributed significantly to the Company’s progress during his tenure. We are grateful for his contributions to Antero Resources and wish him the very best in the future.”

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia and Ohio. The Company’s website is located at www.anteroresources.com.

For more information, contact Michael Kennedy — SVP — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.